UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d)OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                    10/28/02
                Date of Report (Date of earliest event reported)

                               SAFECO CORPORATION
               (Exact name of registrant as specified in Charter)

            WASHINGTON              1-6563              91-0742146
           (State or other       (Commission           (IRS Employer
           jurisdiction of       File Number)         Identification No.)
           incorporation)

             SAFECO Plaza, Seattle, Washington             98185
            (Address of principal executive officers)    (Zip Code)

                                 (206) 545-5000
              (Registrant's telephone number, including area code)



Item 5. Other Events

          Turnaround continues as SAFECO reports third-quarter profits

SEATTLE--(Oct. 28, 2002)--
Third-Quarter Highlights

o Posted net income of $0.59 per share, and income before charges of $0.68 per share.

o Completed acquisition of Swiss Re's group excess-loss medical insurance business, contributing $0.06 per share to income.

o Placed its Lloyd's of London business into run-off, taking a third-quarter charge of $0.13 per share.

o Property & Casualty performance benefited from light weather during the quarter.

    ---------------------------------------------- ------------------------------- ---------------------------------
    Summary Financial Results after tax                    3 Months Ended                   9 Months Ended
    (In millions except per-share data)                     September 30                     September 30
                                                       2002            2001             2002             2001
    ---------------------------------------------- -------------- ---------------- --------------- -----------------

    Net Income (Loss)                              $       75.2    $     (100.6)   $     244.0     $    (997.8)
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Income (Loss) Before Charges *                 $       86.4    $        7.8    $     181.0     $     (13.6)
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------

    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Per Share of Common Stock
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Net Income (Loss)                              $       $0.59   $       (0.79)  $       1.91    $      (7.81)
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Income (Loss) Before Charges *                 $       $0.68   $        0.06   $       1.42    $      (0.11)
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    ----------------------------------------------------------------------------------------------------------------
    * "Income (Loss) Before Charges" is a non-GAAP disclosure that excludes realized investment gains and losses, charges associated with running off
      SAFECO's London operations, previously announced restructuring charges, goodwill write-offs, reserve strengthening in the third quarter of 2001, gains from discontinued Credit Company operations, and the cumulative effect of adopting FAS 133 on derivatives. A reconciliation of Income
      (Loss) Before Charges to Net Income (Loss) is included at the end of this news release.
    ----------------------------------------------------------------------------------------------------------------

         SAFECO (NASDAQ:SAFC) today reported continued earnings growth as third-quarter net income increased to $75.2 million, or $0.59 per diluted share. Income before charges and realized gains increased to $86.4 million, or $0.68 per diluted share.
         This compares favorably with a net loss of $100.6 million, or a loss of $0.79 per share, in the third quarter of last year when SAFECO strengthened Property & Casualty loss reserves by $156.0 million after taxes. SAFECO's income before charges and realized gains for the third quarter of last year was $7.8 million, or $0.06 per share.
         "We had a strong quarter," said Mike McGavick, SAFECO president and chief executive officer. "We're moving in the right direction and picking up speed, and certainly a light weather quarter helped.
         "Our Property & Casualty units turned in a solid performance and are showing progress," he added, "and Life & Investments continues to generate strong earnings."
         Life & Investments produced a record-setting quarter, partly the result of earnings from the recently acquired Swiss Re group excess-loss medical and group life insurance business. The acquisition, which made SAFECO the nation's largest writer of excess-loss insurance for employers with self-funded medical plans, contributed $8.2 million to net income after taxes.
         During the third quarter, SAFECO put its Lloyd's of London operations into run-off, resulting in an after-tax charge of $17.1 million. This charge reflects writing off SAFECO's investment in its U.K. subsidiary, R.F. Bailey (Underwriting Agencies) Ltd. It also includes strengthening reserves to provide for higher-than-anticipated losses as the business is run off.
         "As we previously promised, we made a decision about our London operations during the third quarter," McGavick noted. "Putting our London operations into run-off is the last major step in returning our focus to what we do best--providing personal insurance, writing insurance for small businesses, and selling life and investment products." SAFECO is working closely with Lloyd's of London as it runs off this business.

         Property & Casualty results benefited from exceptionally mild third-quarter weather and lower-than-anticipated claims from insured catastrophes. Since SAFECO initially overestimated second-quarter losses associated with Southwest wildfires (the fires were burning out of control at the end of the second quarter, preventing adjusters from compiling precise estimates of customer losses at that time), there was a net positive effect on income of $9.9 million pretax from incurred catastrophes in the third quarter. This takes into account actual third-quarter catastrophe losses and the previously overestimated wildfire losses.
         Net written premiums for SAFECO's Property & Casualty products increased 6.1 percent in the third quarter compared with the same period in 2001. This reflected higher rates and increased sales of auto insurance and insurance for small businesses. "We're focused on re-igniting sales, and agents and brokers are responding positively," McGavick said.
         The company reported $7.8 million of net realized investment gains after taxes, compared with $12.9 million in the third quarter of 2001.
         SAFECO successfully completed a $375 million, 10-year bond offering during the third quarter. Proceeds from the notes were used to retire $300 million in commercial paper and $28 million in other debt that matured in the third quarter. The balance will be used for upcoming debt maturities and general corporate purposes.

SAFECO Personal Insurance Performance
         Personal Auto, SAFECO's largest product line, reported a quarterly pretax underwriting loss of $6.2 million. This compares with an underwriting profit of $2.9 million in third quarter 2001 when the line turned in an exceptionally strong performance due to an unusually low number of customer claims filed in September 2001.
         "Last year, we cautioned that our third-quarter Auto results were stronger than anticipated," McGavick noted. "This year, our Auto results are in line with our plans. Performance is improving as expected."
         Combined ratio for Auto improved to 101.2 compared with 101.6 in the second quarter of this year.

--------------------------------------------- -------------------- -------------
Auto Combined Ratio
The lower the percentage, the better the performance.

                                                                   Excluding
                                              Excluding            Catastrophes
                        Total                 Catastrophes         & Weather
Q399                    105.9%                105.5%               104.0%
Q499                    108.9%                108.7%               108.3%
Q100                    109.3%                108.1%               107.7%
Q200                    105.6%                104.0%               102.2%
Q300                    103.8%                103.1%               101.7%
Q400                    109.8%                109.4%               109.2%
Q101                    106.5%                106.3%               106.0%
Q201                    108.7%                101.7%               100.2%
Q301                     99.3%                100.4%                99.1%
Q401                    104.0%                103.4%               103.0%
Q102                    104.5%                104.1%               103.7%
Q202                    101.6%                100.2%                99.1%
Q302*                   101.2%                101.3%               100.5%
--------------------------------------------------------------------------------
* "Excluding Catastrophes" results higher than "Total" due to favorable loss reserve development in the third quarter.
--------------------------------------------------------------------------------

         Combined ratio is a standard gauge of underwriting performance measuring the percentage of premium dollars used to pay customers' claims and expenses. The lower the ratio, the more effective the underwriting. To allow investors to track the underlying performance of its major insurance lines, SAFECO reports combined ratios three ways -- total combined ratio; combined ratio excluding catastrophes (which SAFECO defines as single events that generate multiple claims and total losses in excess of $500,000); and combined ratio excluding catastrophes and non-catastrophe weather.
         Net written Auto premiums increased 17.6 percent in the third quarter compared with the same period last year. Policies in force were up 3.5 percent from last quarter, and up 4.7 percent compared with the third quarter of 2001. The growth reflected the early success of the company's new Auto insurance product as well as new systems that make it easier for agents to write SAFECO policies.
         Introduced earlier this year, SAFECO's new Auto product currently is available in 17 states. In markets where the product has rolled out, new business writings have increased more than 50 percent over the same period last year. "We remain encouraged by the early acceptance of our new Auto product," McGavick said. "We've seen healthy sales growth and strong support from agents."
         The new product improves the way SAFECO underwrites and prices Auto insurance to better segment business and match price to the corresponding level of risk. With this product, SAFECO now can provide coverage for the vast majority of drivers who purchase insurance through independent agents.

--------------------------------------------- -------------------- -------------
Homeowners Combined Ratio
The lower the percentage, the better the performance.

                                                                   Excluding
                                              Excluding            Catastrophes
                        Total                 Catastrophes         & Weather
Q399                    113.0%                106.6%               91.1%
Q499                     94.7%                 92.6%               85.5%
Q100                    107.9%                100.0%               90.5%
Q200                    121.1%                104.1%               86.0%
Q300                    116.9%                106.6%               91.2%
Q400                    118.0%                106.2%               93.7%
Q101                    118.2%                108.6%               98.2%
Q201                    151.7%                112.2%               89.9%
Q301                    123.4%                111.6%               92.2%
Q401                    117.8%                100.5%               92.6%
Q102                    110.0%                101.3%               93.7%
Q202                    119.5%                 97.7%               86.5%
Q302*                   97.1%                 100.5%               89.1%
--------------------------------------------------------------------------------
* "Excluding Catastrophes" results higher than "Total" due to favorable loss reserve development in the third quarter.
--------------------------------------------------------------------------------

         SAFECO's Homeowners insurance line reported a pretax underwriting profit of $5.5 million, an improvement over the $43.7 million underwriting loss in third quarter 2001. Combined ratio improved to 97.1 in the third quarter, compared with 119.5 in the second quarter of this year.
         McGavick cautioned "not to read too much into these numbers. We are making progress, but have a ways to go."
         Net written premium in Homeowners increased 5.4 percent compared with the same quarter of 2001, and policies in force decreased 8.2 percent. These changes reflected SAFECO's effort to obtain appropriate rates for covered risks and limit its exposures in areas prone to severe weather.
         Among the major contributors to Homeowners' profit in the quarter were lower customer claims for weather losses, and positive catastrophe development associated with the Southwest wildfires that were burning when SAFECO initially estimated losses.
         SAFECO continues rolling out a tiered-pricing structure for Homeowners. This new approach--which matches rates more closely to risk--currently is in place in 17 states.
         "Based on early results, we're cautiously optimistic," McGavick said. "We've successfully obtained more appropriate pricing for Homeowners insurance in several markets.

         "While we currently have moratoriums on writing new business in 13 states, we will lift the moratorium in Maryland later this month," he added. "Moratoriums will be lifted in other states as we secure approval to implement changes to make this product profitable."
         SAFECO also is implementing a new wind-and-hail deductible for homes insured in wind- and hail-prone states. Already in place in Illinois, policyholders pay 1 percent of a home's insured value before SAFECO pays for insured claims from wind and hail damage.

SAFECO Business Insurance Performance
         SAFECO Business Insurance's underwriting loss improved to $23.4 million pretax in the third quarter. This compares to the $243.7 million underwriting loss for the same period last year when SAFECO strengthened loss reserves for both its Business Insurance and Other lines.
         Combined ratio in the third quarter was 106.6, an improvement over
111.1 in the second quarter of this year.

--------------------------------------------- -------------------- -------------
Business Insurance Combined Ratio
The lower the percentage, the better the performance.
------------------------------------------------------------------ -------------

                                                                   Excluding
                                              Excluding            Catastrophes
                        Total                 Catastrophes         & Weather
Q399                    122.0%                120.5%               116.7%
Q499                    121.2%                120.2%               118.9%
Q100                    115.6%                113.6%               110.9%
Q200                    113.8%                111.4%               107.2%
Q300                    116.5%                115.3%               112.7%
Q400                    112.3%                111.6%               108.7%
Q101                    116.7%                113.7%               111.0%
Q201                    119.2%                115.3%               111.5%
Q301                    122.1%                115.5%               111.0%
Q401                    110.9%                112.6%               110.0%
Q102                    115.7%                114.1%               112.7%
Q202                    111.1%                107.2%               105.2%
Q302*                   106.6%                107.8%               105.3%
----------------------- --------------------- -------------------- -------------
-Including reserve strengthening, total combined ratio was 160.7 in 3Q01 *"Excluding Catastrophes" results higher than "Total" due to favorable catastrophe development in the third quarter.

--------------------------------------------------------------------------------

         "During the quarter, we incurred additional expenses for bonus commissions, rewarding agents for writing more profitable business," McGavick said. "We're also seeing higher commission ratios as our mix of business changes and workers' compensation represents a smaller portion of our business.

         "Loss ratios in our commercial lines continue to improve," he added, "and we're seeing a nice increase in new small business policies."
         While the number of new policies for small businesses increased 26 percent compared with the third quarter of 2001, there was a 28 percent decrease in workers' compensation policies. Consequently, total policy count decreased
11.9 percent compared with the third quarter of 2001.
         Overall, net written premiums in SAFECO Business Insurance declined 8.0 percent in the third quarter compared to the same period in 2001, while premiums for SAFECO's core small business lines increased 7.0 percent.

Surety Performance
         Surety recorded a quarterly underwriting profit of $2.7 million pretax, down from $6.3 million for the same period last year. The decrease reflects the fact that Surety turned in one of its best quarters in history in the third quarter of 2001, as well as higher losses in the third quarter of this year.
         Combined ratio was a profitable 91.8 in the third quarter compared with
81.5 in the second quarter.

Life & Investments Performance
         SAFECO Life & Investments generated record pretax quarterly profits of $59.6 million, compared with $43.0 million for the third quarter of 2001. This marks the third time in the past two years that the business unit has produced record quarterly earnings.

----------------------------------------------------------------------------------------------------------------
Life & Investments Performance                       3rd         2nd          1st          4th         3rd
Pretax Profit (In millions)                          QTR         QTR          QTR          QTR         QTR
                                                     2002        2002         2002         2001        2001

Individual life                                  $    3.5     $   7.5      $   6.7     $    1.7   $     4.7


retirement Services                                   1.4         4.0          8.1          6.0         4.3

Income Annuities                                     11.5         7.3          8.8         14.9        10.3


Group                                                22.4        14.1         10.2          4.5         3.3


Asset Management                                      1.0         1.7          2.3          2.6         1.6


Corporate & other                                    19.8        17.4         23.0         17.2        18.8


                                                 ---------------------------------------------------------------
Total                                            $   59.6     $  52.0      $  59.1     $   46.9    $   43.0
                                                 ===============================================================

----------------------------------------------------------------------------------------------------------------

         Leading the increase was the Group line, which posted pretax income of $22.4 million compared with $3.4 million for the third quarter of 2001. Group's result included $12.6 million generated from business SAFECO acquired from Swiss Re during the quarter, and $9.8 million from business SAFECO had on the books prior to the acquisition.
         "The early results from this acquisition are very exciting, but we're fully cognizant that the story of an acquisition is told over the long term," McGavick said. "This acquisition allows us to grow in a market where we have considerable expertise."
         Also posting strong results was the Income Annuities line, which generated pretax income of $11.5 million, up from $10.3 million during the same period last year. This included $6.3 million in increased investment income due to higher-than-anticipated repayment rates on mortgage-backed securities driven by unusually low interest rates. The impact of actual or anticipated repayment rates may lower future investment income should interest rates rise.
         Individual Life generated a quarterly profit of $3.5 million, down from $4.7 million in third quarter 2001, largely because of higher mortality claims.
         Performance of the Retirement Services line declined to $1.4 million, compared with $4.3 million during the same period last year. Asset Management posted pretax profit of $0.9 million, compared with $1.6 million in the third quarter of 2001. Both lines were affected by weakness in the equity markets.

Additional financial information available
         Copies of SAFECO's summary financial results, income statement and balance sheet are available, as links to this news release, at http://www.safeco.com/news/archive/2002_1028.asp. This information also will be included in SAFECO's current report on Form 8-K that will be filed today.
         SAFECO's third-quarter financial supplement is available online at http://www.safeco.com/irsupplements.

Management reviews results on Webcast
         SAFECO's senior management team will discuss the company's third-quarter performance with analysts today at 11 a.m., Eastern Time (8 a.m., Pacific Time). The conference call will be broadcast live on the Internet at http://www.safeco.com/irwebcast and archived later in the day for replay.
         SAFECO, in business since 1923, is a Fortune 500 company based in Seattle that sells insurance and related financial products through more than 17,000 independent agents and financial advisors. More information about SAFECO is available online at www.safeco.com

                                       ###


Reconciliation of Net Income (Loss) to Income (Loss) Before Charges

    ---------------------------------------------- ------------------------------- ---------------------------------
    Summary Financial Results after tax                    3 Months Ended                   9 Months Ended
    (In millions except per-share data)                     September 30                     September 30
                                                       2002            2001             2002             2001
                                                             Unaudited                        Unaudited
    ---------------------------------------------- ------------------------------- ---------------------------------

    Net Income (Loss)                              $       75.2    $     (100.6)   $     244.0     $     (997.8)
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Net Realized Investment Gains                           7.8            12.9           89.9              53.3
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Income (Loss) Before Net Realized Investment           67.4          (113.5)         154.1        (1,051.1)
    Gains
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------

    Charges
        Run-off of London Operations                      (17.1)            -            (17.1)            -
        Restructuring                                      (1.9)          (20.7)          (9.8)          (20.7)
        Goodwill Write-off                                  -               -              -            (916.9)
        2001 Reserve Strengthening                          -            (156.0)           -            (156.0)
        Discontinued Credit Operations                      -              55.4            -              58.2
        Adoption of New Accounting Standard                 -               -              -              (2.1)
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Income (Loss) Before Charges                   $       86.4    $        7.8    $     181.0     $     (13.6)
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------

    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Per Share of Common Stock
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Net Income (Loss)                              $        0.59   $       (0.79)  $       1.91    $      (7.81)
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Net Realized Investment Gains                           0.06            0.10           0.70            0.42
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------
    Income (Loss) Before Net Realized Investment            0.53           (0.89)          1.21           (8.23)
    Gains
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------

    Charges
        Run-off of London Operations                       (0.13)           -             (0.13)           -
        Restructuring                                      (0.02)          (0.16)         (0.08)          (0.16)
        Goodwill Write-off                                  -               -              -              (7.17)
        2001 Reserve Strengthening                          -              (1.22)          -              (1.22)
        Discontinued Credit Operations                      -               0.43           -               0.45
        Adoption of New Accounting Standard                 -               -              -              (0.02)
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------

    Income (Loss) Before Charges                   $        0.68   $        0.06   $       1.42    $      (0.11)
    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------

    ---------------------------------------------- --- ---------- ---- ----------- --- ----------- -- --------------


--------------------------------------------------------------------------------
         Forward-looking information is subject to risk and uncertainty

Statements made in this report that relate to anticipated financial performance, business prospects and plans, regulatory developments and similar matters are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Statements in this report that are not historical information are forward-looking. The operations, performance and development of our business are subject to certain risks and uncertainties that may cause actual results to differ materially from those contained in or suggested by the forward-looking statements in this report. The risks and uncertainties include, but are not limited to:

o the ability to obtain rate increases and decline or non-renew underpriced insurance accounts;

o    achievement of premium targets and profitability;

o    realization of growth and business retention estimates;

o    achievement of decrease in large-commercial premium volume;

o    achievement of expense savings from consolidation of commercial operations;

o    achievement of overall expense reduction goals;

o success in implementing a new business entry model for personal and commercial lines;

o success in obtaining regulatory approval of price-tiered products and the use of insurance scores;

o    the ability to freely enter and exit lines of business;

o    changes in the mix of SAFECO's book of business;

o    driving patterns;

o the competitive pricing environment, initiatives by competitors and other changes in competition;

o weather conditions, including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions;

o    the occurrence of significant natural disasters, including earthquakes;

o the occurrence of significant man-made disasters, such as the attack on September 11, 2001;

o    the occurrence of bankruptcies that result in losses under surety bonds;

o the adequacy of reserves for the Property & Casualty and Life & Investments businesses;

o the ability to run off the Lloyd's of London business without incurring material unexpected losses;

o    the availability of, pricing of, and ability to collect reinsurance;

o    the ability to exclude and to reinsure the risk of loss from terrorism;

o interpretation of insurance policy provisions by courts, court decisions regarding coverage and theories of liability, trends in litigation and changes in claims settlement practices;

o    the outcome of any litigation against us;

o legislative and regulatory developments affecting the actions of insurers, including requirements regarding rates and availability of coverage;

o changes in tax laws and regulations that affect the favorable taxation of certain life insurance products or that decrease the usefulness of life insurance products for estate-planning purposes;

o    negative changes to our ratings by rating agencies;

o the effect of current insurance and credit ratings levels on business production;

o inflationary pressures on medical care costs, auto parts and repair, construction costs and other economic sectors that increase the severity of claims;

o    availability of bank credit facilities;

o the profitability of the use of derivative securities by SAFECO Financial Products;

o    fluctuations in interest rates;

o    performance of financial markets; and

o    general economic and market conditions.

Because insurance rates in some jurisdictions are subject to regulatory review and approval, the achievement of rate increases may occur in amounts and on a time schedule different than planned, which may affect the efforts to continue to improve earnings in the property and casualty lines.



--------------------------------------------------------------------------------

Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      SAFECO CORPORATION
                                     ---------------------------------------
                                      Registrant


    Dated:   October 28, 2002         /s/ RICHARD M. LEVY
                                     ---------------------------------------
                                      Richard M. Levy
                                      Vice President, Controller
                                      and Chief Accounting Officer